Exhibit 4.5

SCHEDULE C
SPROTT INC.

2020 AMENDED AND RESTATED EMPLOYEE PROFIT SHARING PLAN

ARTICLE 1

ESTABLISHMENT OF PLAN

There is hereby established a 2020 Amended and Restated Employee Profit Sharing Plan for the purpose of creating a Trust Fund to be held by the Trustee in trust for the benefit of the Members and to be administered, managed, operated, invested, dealt with and disposed of pursuant to and in accordance with the provisions of the Plan and the Trust Agreement.

It is intended that the Plan shall qualify as a “Employee Profit Sharing Plan” as defined in subsection 144(1) of the Income Tax Act (Canada) (the “ITA”) and the Plan shall be governed by section 144(1) of the ITA.

The said Trust Fund shall consist in the aggregate of:

(i)	all Contributions;

(ii)	all Trust Property;

(iii)	all proceeds of the sale or other disposal of any Trust Property; and

(iv)	all income and gains derived from the Trust Property and moneys forming part of the Trust Fund;

less the aggregate of:

(v)	all amounts which may from time to time be paid to, or with respect to, Members or Beneficiaries;

(vi)	all losses sustained by the Trustee with respect to the Trust Fund; and

(vii)	all Expenses incurred by the Trustee and the Plan.

ARTICLE 2
DEFINITIONS

The following terms, wherever used in this document or in the Trust Agreement shall, for the purposes thereof, unless the context otherwise requires, have the meaning set forth below:

(a)	"Affiliated Entity" means: (i) any corporation which is a direct or indirect subsidiary of the Corporation or any corporation designated by the Corporation to be an Affiliated Entity; (ii) any limited partnership if more than 50% of the voting shares of the General Partner of such limited partnership are directly or indirectly held or controlled by the Corporation or any other limited partnership that is designated by the Corporation to be an Affiliated Entity; and (iii) any trust or other entity that is directly or indirectly controlled by the Corporation and that is designated by the Corporation to be an Affiliated Entity.

(b)	"Beneficiary" means the beneficiary referred to in Paragraph (b) of Article 12.

(c)	"Contract" means the written employment or other contract entitling the Member to benefits under the Plan and entered into between the Member and the Participating Entity (including the Corporation), as amended from time to time. Each Member shall have his or her own Contract which, inter alia, specify the terms and conditions, if any, upon which a Member is entitled to any benefits under the Plan.

C-1

(d)	"Contribution" means an amount, whether money or rights or things expressed in terms of the amount of money or the value in terms of money of the right or thing, contributed to the Trust Fund and calculated in accordance with the provisions of Article 4.

(e)	"Corporation" means Sprott Inc. and/or its successors.

(f)	"Employee" means an individual who is an employee of a Participating Entity or an individual who is an “employee” within the meaning of the ITA.

(g)	"Expenses" means all costs of every nature and kind associated with the creation, maintenance, administration, operation and termination of the Plan and the Trust, including carrying costs and expenses, Trustee fees and disbursements, administration fees, outlays, commissions, salaries, payments on account of interest and principal on borrowed funds.

(h)	"Fiscal Year" means the financial year of the Participating Entity as determined by its Board of Directors, General Partner or other person having authority from time to time.

(i)	“General Partner” with respect to a limited partnership means the general partner thereof;

(j)	"Member" means any Employee who meets the criteria for membership in the Plan as set out in Article 3 but excluding Eric S. Sprott.

(k)	"Member's Account" means the account established for a Member pursuant to the provisions of the Plan as set out in Article 5.

(l)	"Participating Entity" means the Corporation and any Affiliated Entity which has adopted the Plan. In relation to a Member, "Participating Entity" means that Participating Entity by which the Member is employed or to which the Member provides services.

(m)	"Plan" means the 2020 Amended and Restated Employee Profit Sharing Plan set forth in this document and includes any amendments which are from time to time made hereto and the Trust Agreement therefor as amended from time to time.

(n)	"Profits" means the net income after taxes of the Corporation and of an Affiliated Entity, as determined by the Corporation's and Affiliated Entity's auditors, respectively, according to generally accepted accounting practices.

(o)	“Shares” means the common shares of the Corporation or, in the event of an adjustment contemplated by Article 8 hereof, such other shares or securities to which a Member may be entitled upon the distribution out of the Member’s Allocated Account as a result of such adjustment.

(p)	"Taxation Year" means the taxation year of the Trust being the calendar year or such part of it that the Trust was in existence.

(q)	"Trust" means the trust created pursuant to the Trust Agreement.

(r)	"Trust Agreement" means the trust agreement entered into by the Corporation and the Trustee as the same may be amended or replaced from time to time.

(s)	"Trust Fund" means the trust fund established pursuant to the Plan and the Trust Agreement as more particularly described in Article 1, including the balance of all Member's Accounts.

(t)	"Trust Property" means all property in which the Trust Fund may from time to time be invested.

C-2

(u)	"Trustee" means the person or persons appointed by the Corporation from time to time to act as trustee or trustees under the Plan.

The masculine pronoun wherever used herein shall include the feminine pronoun where applicable, and the singular shall include the plural and vice versa, as the context shall require.

All monetary reference in the Plan are to be construed as being expressed in terms of the lawful currency of Canada.

ARTICLE 3
MEMBERSHIP

The Members shall be those of the Employees of one or more Participating Entities who have been designated as Members by the compensation committee of the Board of Directors of the Corporation or the General Partner or other controlling person of a Participating Entity on the recommendation of the president of the Corporation or of another Participating Entity in accordance with the terms of Employee's written employment or other applicable contract. The Corporation shall from time to time provide the Trustee with written notice of:

(a)	the identity of a Member immediately after an Employee of one or more Participating Entities has been designated as a Member; and
(b)	notification of a Member ceasing to be a Member, immediately upon the happening thereof.

ARTICLE 4

CONTRIBUTIONS

In each Fiscal Year, or within one hundred and twenty (120) days thereafter, each Participating Entity realizing Profits in such Fiscal Year shall pay to the Trustee for such Fiscal Year out of Profits a Contribution in an amount determined by the Board of Directors, General Partner or other controlling person of the Participating Entity, to be not less than $100.00 per Member who is an Employee of such Participating Entity.

The Contributions to the Plan will be made "out of profits" pursuant to subsection 144(10) of the ITA and the Corporation and each Participating Entity shall elect in prescribed manner to have the Plan treated as an employee sharing plan in accordance with subsection 144(10) of the ITA. For greater certainty, any loans advanced by the Corporation or any Participating Entity to the Trust shall not be considered to be Contributions so long as such loans are outstanding.

ARTICLE 5

MEMBERS' ACCOUNTS

Member's Account:

(a)	The Trustee, in the name of the Trust, shall from time to time purchase Shares in the capital stock of the Corporation in such amounts, at such times and in accordance with the written directions of the Corporation. Such Shares may be purchased in the open market, from a third party or from the treasury of the Corporation. The price at which such Shares may be issued from treasury shall equal the closing sale price of such Shares on the Toronto Stock Exchange on the trading day immediately preceding such date. In the event that such Shares did not trade on such trading day, the price shall be the average of the bid and ask prices in respect of such Shares at the close of trading on such trading day. If no quotation is made for the applicable day, the price on such day shall be determined in the manner set forth in the preceding sentence for the next preceding trading day. Notwithstanding the foregoing, if there is no reported closing price or high bid/low asked price that satisfies the preceding sentences, the price on any day shall be determined by such methods and procedures as shall be established from time to time by the compensation committee of the Board of Directors of the Corporation. The Corporation shall provide such direction in accordance with the requirements of the Member's Contract. At the time of purchase the Shares so purchased shall be designated for the account of the particular Member (the "Member's Account") in accordance with the Corporation's written direction. The Member’s Account shall also record the amount of any debt incurred by the Trust in connection with the purchase of such Shares. The Member shall have no interest in nor entitlement to the Shares in the Member's Account until such time as the Shares have been distributed to him or disposed of by the Plan in accordance with the terms of the Member's Contract and the Plan. For the purpose of the ITA, no amount shall be allocated to a Member under the Plan in respect of any vested Shares, except as set out in the relevant Member’s Contract and the terms of the Plan that govern each Member’s Allocated Account (as set out below).

C-3

Member's Vested Account:

(b)	All or a part of the Shares in a Member's Account shall vest in the Member from time to time in accordance with the Member's Contract, subject to a minimum vesting period of three months for Shares issued from treasury in accordance with paragraph (a) of Article 5. For greater certainty, in accordance with the Member's Contract, as the preconditions specified in the Member's Contract are satisfied a specified number of Shares shall vest in the Member for the purposes of the Plan. The entitlement of a Member to the vested Shares may be subject to any debt incurred and owing by the Trust in connection with the purchase of the Shares. At such time as Shares vest in the Member, the Trustee shall, upon written direction from the Corporation, designate the Shares which have so vested to a sub-account for the Member created for such purpose. The sub-account so created shall be referred to as the "Member's Vested Account". At such time as all of the preconditions specified in the Member's Contract are satisfied, all of the Shares in the Member's Account shall have been designated to the Member's Vested Account. The Member’s Vested Account shall also record the amount of any debt incurred by the Trust in connection with the purchase of such Shares. The terms and conditions governing a Member’s ability to acquire Shares in his or her Vested Account shall be governed by the relevant Member’s Contract and the terms of the Plan.

Member's Allocated Account:

(c)	From time to time the Trustee shall, upon written direction from the Corporation, allocate the Contributions, profits, capital gains and capital losses incurred, realized, received or accrued by the Shares in a Member's Vested Account to an account to be known as the "Member's Allocated Account". The Corporation shall make such determination in accordance with the Member's Contract and the Plan which in conjunction shall specify at what time and upon the happening of what contingency the profits, capital gains and capital losses incurred, realized, received or accrued by the Shares in a Member's Vested Account shall be allocated to the Member's Allocated Account. Such allocation shall be as further described in paragraph (d) of Article 5.

(d)	The Member's Allocated Account shall be a complete record of:

(i)	all Contributions allocated to the Member in accordance with paragraph (c);

(ii)	any dividends or other profits from the Shares in the Member's Vested Account (computed without reference to capital gains and losses) and any capital gains and capital losses derived from the Shares in the Member's Vested Account to the extent that such profits, net value, capital gains or capital losses have been allocated to the Member in accordance with the preceding paragraphs.

(iii)	all amounts or property distributed to the Member or to his or her Beneficiary;

(iv)	all Expenses of the Trust Fund allocated to the Member at the direction of the Corporation which have not been deducted for the purpose of determining the profits from the Shares in the Member's Vested Account allocated pursuant to subparagraph (ii) above; and

(v)	any amount allocated to the Member of the total amount another Employee is entitled to deduct under subsection 144(9) of the ITA.

C-4

Such Member's Allocated Account shall be maintained for the Member until full distribution is made to the Member or Beneficiary in accordance with the provisions of the Plan.

(e)	Allocation of Contributions: Immediately upon receipt thereof, and in no case later than the end of the Taxation Year, the Trustee, acting upon the written direction of the Corporation (such direction to specify the amount to be so allocated to each Member's Allocated Account), shall allocate the Contributions (net of Expenses incurred during the year) received during the Taxation Year to a Member's Allocated Account or Members' Allocated Accounts.

(f)	Allocation of Profits from the Trust Property, Capital Gains and Capital Losses: Subject to the provisions of Article 7 and the provisions of a Member's Contract, upon written direction of the Corporation, the following items shall be allocated to a Member's Allocated Account:

(i)	all net profits (after Expenses of the Trust and not including capital gains) from the Shares in the Member's Vested Account on a yearly basis;

(ii)	capital gains net of any capital losses derived from dispositions of Shares in the Member's Vested Account; and

(iii)	such other property or amounts out of the Trust Fund as the Trustee shall determine are payable to the Member in accordance with the Member's Contract and the Plan shall be allocated to the Member during the Taxation Year in which a distribution is to be made to a Member in accordance with Article 7 and with paragraphs (b) and (c) of Article 6 of the Plan, to the extent that they have not been allocated in Taxation Years preceding that Taxation Year.

In the event that a Member's employment or service with the Participating Entity is terminated for cause, the Corporation shall advise the Trustee in writing and thereupon all Shares and amounts contained in or allocated to such Member's Vested Account and such Member's Allocated Account shall be forfeited and the amounts thereof shall be reallocated to the Members of the Plan at the end of the Taxation Year in accordance with the Corporation's written direction. Such reallocated amounts shall be divided in such Shares and proportions between the participating Members of the Plan as the Corporation shall direct.

(g)	Valuation of Members' Accounts: Each Member's Allocated Account shall be valued as of the last business day of each fiscal year, and as of any other date on which such Member's Allocated Account or any portion thereof must be valued for the purpose of the Plan, to reflect the Member's allocated share of earnings (consisting of all profits, capital gains and capital losses from the Shares in the Member's Vested Account), Contributions, distributions and Expenses of the Trust Fund not deducted in determining the profits from the Trust Property.

(h)	Payment of Income Tax: The Corporation shall provide the Trustee with an estimate of the amount of income tax which will be payable by each Member with respect to the allocations made in favour of each Member and the Trustee shall remit the amount of income tax so estimated to Canada Revenue Agency on behalf of each such Member. The Trustee shall provide the Corporation with a report with respect to amounts remitted by it to Canada Revenue Agency pursuant to this section.

C-5

ARTICLE 6

VESTING AND DISTRIBUTION

(a)       Vesting: All amounts designated by the Trustee to a Member's Vested Account in a particular Taxation Year shall vest in such Member in the manner provided for in such Member's Contract. As set out in Article 5 above, vesting in and of itself does not constitute an allocation to a Member in respect of the relevant Shares.

In the event of death or termination of employment or service, other than resignation or termination for cause, the Board of Directors of the Corporation in its sole discretion, may deem vested and designate to a Member’s Vested Account, as soon as practicable and in any event prior to the distribution as set forth in paragraphs (b) and (c) of this Article 6, such number of Shares as would otherwise have been vested up to:

(i)	one year thereafter, in the event of death, and

(ii)	three months thereafter, in the event of termination of employment or service, other than resignation or termination for cause,

(or such longer period as determined by the Board of Directors of the Corporation) had death or termination of employment or service not occurred.

(b)       Distribution: An amount equal to the net value (after Expenses of the Trust and any unpaid debt owing by the Trust on any Shares in the Member's Vested Account) of the assets which have been allocated to the Member's Vested Account shall be transferred by the Trustee to the Member's Allocated Account and distributed by the Trustee to a Member no later than three months after the earliest of the date of the happening of the following events:

(iii)	the termination of employment or service including retirement, resignation, and dismissal without cause of the Member; and

(iv)	the termination of the Plan.

The Trustee shall be entitled to rely on the Corporation's determination of the net value of the assets to be transferred to the Member in accordance with this Article 6. In the event that the Member’s Contract provides that any unpaid debt owing by the Trust is to be assumed by the Member or paid by the Member, then the amount of any such debt may be reflected in the calculation of the relevant Member’s Allocated Account.

(c)       Distribution upon death: Subject to compliance with applicable laws and regulations, when a Member dies there shall be allocated to his or her Member's Allocated Account and distributed to his or her Beneficiary within three months after the date of death the net value (after Expenses of the Trust) of the amount in the Member's Vested Account.

ARTICLE 7

DISTRIBUTIONS AND WITHDRAWALS

Subject to the terms of a Member’s Contract, distributions of cash or in specie, as provided below, may be made from a Member's Allocated Account to such Member at any time upon the written direction of the Corporation.

Any distribution to a Member from a Member's Allocated Account shall be in cash or in specie, provided that the Trustee shall distribute to a Member out of the Member's Allocated Account only the net amount available for distribution to the Member. For greater certainty, any Shares which have been allocated to a Member's Allocated Account in accordance with the Member's Contract may be distributed to the Member in specie only upon the discharge of any debt owing by the Trust in respect of the Shares at the time of distribution. Such debt may be discharged by a Participating Entity or the Member in accordance with the relevant provisions of the Member’s Contract.

C-6

In the event that property other than the money is received by a Member from the Plan, then the income tax consequences to the Plan and the Member shall be governed by subsection 144(7.1) of the ITA.

ARTICLE 8

CERTAIN ADJUSTMENTS

(a)	Subject to the provisions of Article 10, if at any time after the grant of any benefits under the Plan to any Member and prior to the termination of such Member’s entitlement thereto, there occurs any subdivision or redivision of the Shares into a greater number of Shares or any consolidation of Shares into a lesser number of Shares, the Corporation shall deliver to such Member at the time of any subsequent distribution out of the Member’s Allocated Account in accordance with the terms hereof, in lieu of the number of Shares to which he or she was theretofore entitled upon such distribution, such number of Shares as such Member would have held as a result of such subdivision, redivision or consolidation, as the case may be, if, on the record date thereof, the Member had been the registered holder of the number of Shares to which he or she was theretofore entitled upon such distribution.

(b)	Subject to the provisions of Article 10, if at any time after the grant of any benefits under the Plan to any Member and prior to the termination of such Member’s entitlement thereto, (i) the Shares shall be reclassified, reorganized or otherwise changed, otherwise than as specified in Sections 8(a), (ii) the Corporation shall consolidate, merge or amalgamate with or into another corporation (the corporation resulting or continuing from such consolidation, merger or amalgamation being herein called the “Successor Corporation”) or (iii) the Corporation shall pay a stock dividend (other than any dividends in the ordinary course), the Member shall be entitled to receive upon the subsequent distribution out of the Member’s Allocated Account in accordance with the terms hereof and shall accept in lieu of the number of Shares to which he or she was theretofore entitled upon such distribution, the aggregate number of shares of the appropriate class and/or other securities of the Corporation or the Successor Corporation (as the case may be) that the Member would have been entitled to receive as a result of such reclassification, reorganization or other change or as a result of such consolidation, merger, amalgamation or stock dividend, if on the record date of such reclassification, reorganization, other change, consolidation, merger, amalgamation or dividend payment, as the case may be, he or she had been the registered holder of the number of Shares to which he or she was theretofore entitled upon such distribution.

ARTICLE 9

ADMINISTRATION OF THE PLAN

The management of the Corporation is responsible for the administration of the Plan; it will administer the Plan in all its details which, without being limited thereto, include:

(a)	the establishment and application of rules and regulations necessary and proper for an efficient administration of the Plan;

(b)	the interpretation of the Plan;

(c)	the determination by the Corporation of the Contributions or amounts on which Contributions are based; and

(d)	furnishing information in writing to the Members regarding their rights under the Plan. all of which shall be final and binding on the Trustee, the Members and shall not be subject to review in any manner by any of them or any other person claiming under the Plan.

C-7

The Corporation shall only be accountable for reasonable diligence in the exercise of their powers and the performance of their duties and shall only be liable for their own fraud, willful misconduct or negligence.

The aggregate number of Shares from treasury that may be granted (whether vested or unvested) under the Plan and under all other securities based compensation arrangements (including employee stock purchase plans, stock option plans or other Share compensation arrangements of the Corporation) shall not exceed 10% of the issued and outstanding Shares as at the date of such grant. If Shares have been distributed under the Plan or the Member’s entitlement to benefits shall expire, terminate or be cancelled for any reason in accordance with the terms of the Plan, the Shares subject thereto shall again be available for the purpose of the Plan.

Notwithstanding anything else contained herein, the number of Shares of the Corporation which are (i) issuable from treasury, at any time, and (ii) issued from treasury within any one-year period, pursuant to the terms of the Plan, a Member’s Contract and under any other security based compensation arrangement to insiders (as defined in the applicable rules of the Toronto Stock Exchange) of the Corporation, shall not exceed 10% of the Corporation’s total issued and outstanding Shares.

From time to time, the Plan may borrow monies from a third party or a Participating Employer (including the Corporation) and use such borrowed funds to acquire Shares of the Corporation or other property. For greater certainty, any funds borrowed by the Plan or other indebtedness incurred by the Plan shall not be considered to be amounts contributed to the Plan by a Participating Employer (including the Corporation) and any Shares or other property acquired with any such borrowed funds or indebtedness shall not be required to be designated or allocated to any particular Member’s Account, although such a designation or allocation may be made at a subsequent time pursuant to the terms of a particular Member’s Contract.

Notwithstanding anything to the contrary herein any taxes or interest that are assessed against Members and that relate in any way to their participation in the Plan shall be the sole responsibility of the Members, including any amounts that arise as a direct or indirect result of the Plan failing at any time to qualify as an “Employee Profit Sharing Plan” as defined in subsection 144(1) of the ITA.

The Corporation and the Trustee shall be entitled to rely upon tables, valuations, certificates, reports and opinions made or given by an actuary or by any accountant or legal counsel being in the Corporation's employ or under contract for such purpose with the Corporation.

The Trustee shall be entitled and required to rely upon the written directions and determinations provided or made by the Corporation in respect of the terms of a Member's Contract or the entitlement of a Member to any Shares or other assets of the Trust Fund. The Trustee is fully protected in such reliance.

ARTICLE 10

AMENDMENT OR TERMINATION OF THE PLAN

It is the intention of the Corporation to continue the Plan in effect indefinitely (subject to the term below) but the Corporation necessarily reserves the right to amend, modify or discontinue the Plan, in whole or in part, at any time, provided, however, that any such amendment or modification which may affect the rights, duties and responsibilities of the Trustee shall not become effective until the Corporation has received the written consent of the Trustee thereto.

No amendment or modification to the Plan shall adversely affect the rights of the Members up to the date of such amendment or modification.

Without limiting the generality of the foregoing, the Board of Directors of the Corporation may make the following amendments to the Plan, without obtaining shareholder approval:

C-8

(a)	amendments to the terms and conditions of the Plan necessary to ensure that the Plan complies with the applicable regulatory requirements, including the rules of the Toronto Stock Exchange and Canada Revenue Agency, in place from time to time;

(b)	amendments to the provisions of the Plan respecting administration of the Plan and eligibility for participation under the Plan;

(c)	amendments to the provisions of the Plan respecting the terms and conditions on which allocations may be made to a Member’s Allocated Account pursuant to the Plan, including the provisions relating to the vesting schedule (subject to the minimum vesting period set out in paragraph (b) of Article 5); and

(d)	amendments to the Plan that are of a “housekeeping” nature.

Without limiting the generality of the foregoing, the Board of Directors may not, without the approval of the Corporation’s shareholders, make amendments with respect to the following:

(a)	an increase to the Plan maximum or the number of securities issuable under the Plan;

(b)	amendment provisions granting additional powers to the Corporation or the Board of Directors to amend the Plan; and

(c)	an increase in entitlements held by insiders of the Corporation, including extension of the termination or expiry dates thereof or changes to insider participation limits.

If the Plan is terminated, each Participating Entity shall not recover any amounts paid into the Trust Fund up to the date of such termination and all of the Trust Fund must and shall be used for the sole benefit of the Members and/or their Beneficiaries, according to the balance in their Member's Account as determined by a special valuation of the Trust Fund as of the date of the termination of the Plan. Notwithstanding the foregoing, if on a termination of the Plan there exist Plan assets that have not vested in any Member’ s Vested Account on or before the Plan termination date, then the Trustee, on the direction of the Corporation, shall distribute such assets to a successor “Employee Profit Sharing Plan” as defined in subsection 144(1) of the ITA (a “Successor EPSP”) provided that all of the individuals who participate in the Successor EPSP shall be permanent full time employees of the Corporation or an Affiliated Entity of the Corporation or hold such other position(s) with the Affiliated Entity upon which they have been designated as Members in accordance with Article 3 (other than Eric S. Sprott). For greater certainty, the members who participate in the Successor EPSP may include individuals who are not Members of the Plan immediately before it terminates. The Corporation shall provide the Trustee with the information and direction the Trustee requires in the distribution of Plan assets among the Members or Beneficiaries or to a Successor EPSP at the time of termination of the Plan.

To the extent required by any national exchange on which the Shares are listed, no Shares may be issued from treasury pursuant to the Plan on or after the tenth anniversary of May 18, 2020 provided that for the purpose of clarity, Shares may be credited to a Member’s Allocated Account beyond that date.

ARTICLE 11
ALIENATION

All benefits payable under the Plan shall be personal and the Member cannot anticipate, assign, convert, charge, surrender or alienate them in any way. No part of the Trust Fund shall be transferred to a Member by way of loan or advance. Amounts vested in a Member under the Plan shall not be available for the claims of his or her creditors.

C-9

ARTICLE 12

MISCELLANEOUS

(a)	No Deemed Employment or Service Contract: The adoption and maintenance of the Plan shall not be deemed to constitute a contract of employment, service or partnership between a Participating Entity and any of its Employees or to be a consideration for or condition of employment or appointment of any person. No provision of the Plan shall be deemed to give any person the right to continue in the employ or service of a Participating Entity or to interfere with the right of a Participating Entity to discharge, discipline or layoff any of its Employees at any time without regard to the effect which such action might have upon such Employee's participation in the Plan or upon the benefits of such Employees or any Beneficiary.

(b)	Beneficiary: Provided there are no legal restrictions preventing it, a Member may in writing name a beneficiary or beneficiaries to receive any amount payable under the Plan in the event of his or her death and, where legally permissible, he may change such beneficiary or beneficiaries. Unless a Member advises the Participating Entity otherwise in writing, such Member's beneficiary shall be the Member's estate.

C-10